Exhibit 99.1

Media Contact:

Margaret Kirch Cohen, +1 312-696-6383 or margaret.cohen@morningstar.com

FOR IMMEDIATE RELEASE

Morningstar, Inc. Declares Regular Quarterly Dividend of 17 Cents Per Share

CHICAGO, May 13, 2014—The board of directors of Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today declared a quarterly dividend of 17 cents per share. The dividend is payable July 31, 2014 to shareholders of record as of July 11, 2014.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of products and services for individuals, financial advisors, and institutions. Morningstar provides data on approximately 456,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 12 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. Morningstar also offers investment management services through its registered investment advisor subsidiaries and had approximately $164 billion in assets under advisement and management as of March 31, 2014. The company has operations in 27 countries.

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